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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 FORM 8-A

                             UNITED RENTALS, INC.

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            (Exact Name of Registrant as Specified in its Charter)


Delaware                                   06-1522496
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(State of Incorporation or Organization)   (I.R.S. Employer Identification no.)


Four Greenwich Office Park, Greenwich, Connecticut      06830
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(Address of principal executive offices)                (Zip Code)

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
If this Form relates to the registration of a   If this Form relates to the registration of a
class of securities pursuant to Section         class of securities pursuant to Section 12(g)
12(b) of the Exchange Act and is effective      of the Exchange Act and is effective pursuant
pursuant to General Instruction A.(c),          to General Instruction A.(d), please check
please check the following box.[x]              the following box. [ ]
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Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(b) of the Act:

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Title of Each Class to be so Registered          Name of Each Exchange on Which Each Class is
                                                               to be Registered

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Common Stock, par value $.01 per share          New York Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

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                                (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.

     The Registrant has become the parent holding company of Old United Rentals (as defined below) pursuant to the reorganization of the legal structure of Old United Rentals described below. As a result, the Registrant is a successor issuer to Old United Rentals, and pursuant to Rule 12g-3(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the common stock of Registrant, par value $0.01 per share, is deemed to be registered under Section 12(b) of the Exchange Act instead of the common stock of Old United Rentals. As used herein, "Old United Rentals" refers to the company which was incorporated in August 1997 under the name United Rentals, Inc. and which changed its name to United Rentals (North America), Inc. in connection with the reorganization described below.

     On August 5, 1998, a reorganization (the "Reorganization") was effected pursuant to which (i) Old United Rentals became a wholly owned subsidiary of the Registrant, a newly formed holding company, (ii) the name of Old United Rentals was changed from United Rentals, Inc. to United Rentals (North America), Inc.,
(iii) the name of the Registrant became United Rentals, Inc., (iv) the outstanding common stock of Old United Rentals was automatically converted, on a share for share basis, into common stock of the Registrant and (v) the common stock of the Registrant commenced trading on the New York Stock Exchange under the symbol "URI" instead of the common stock of Old United Rentals. The purpose of the reorganization was to facilitate certain financings. The business operations of Old United Rentals will not change as a result of the reorganization.

Item 2.  Exhibits.

     None required.
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                                   SIGNATURE



     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                UNITED RENTALS INC.


                                By:   Michael J.Nolan
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                                Michael J. Nolan
                                Chief Financial Officer
                                (Principal Financial and Principal Accounting Officer)


Date:   August 6, 1998